Exhibit 99.1

Contact:

Investor inquiries: Michael Boennighausen Chief Financial Officer 650-614-4100	Media inquiries: BCC Partners Karen L. Bergman 650-575-1509

For Immediate Release

Conor Medsystems Announces Second Quarter 2006 Financial Results

Menlo Park, California, July 24, 2006 – Conor Medsystems, Inc. (Nasdaq: CONR) today announced results of operations for the quarter ended June 30, 2006.

Conor reported a net loss for the second quarter of 2006 of $11.6 million, or $0.34 per share, compared to a net loss of $11.8 million, or $0.36 per share, for the same period last year. For the six months ended June 30, 2006, Conor reported a net loss of $29.7 million, or $0.89 per share, compared to a net loss of $23.6 million, or $0.72 per share, for the six months ended June 30, 2005. For the second quarter of 2006, the net cash used in operating activities was $7.7 million, and as of June 30, 2006, Conor had cash and cash equivalents of $52.4 million.

Revenues from product sales were $11.3 million for the second quarter of 2006, compared to $288,000 for the second quarter of 2005. For the six months ended June 30, 2006, revenues were $15.7 million, compared to $324,000 for the six months ended June 30, 2005.

“We are very pleased with the continued sales growth of our CoStar® stent in Europe and other territories,” commented Frank Litvack, M.D., Conor’s Chairman and CEO. “During the second quarter we also achieved a significant milestone in the development of our new product candidates, Corio™ and SymBio™, with the initiation of our GENESIS and RAPID clinical studies.”

Research and development expenses increased to $13.0 million in the second quarter of 2006 from $6.5 million in the second quarter of the prior year, primarily due to higher payroll expenses associated with an increased number of research and development personnel, expenditures for Conor’s clinical trials and non-cash stock-based compensation expense. Research and development expenses for the six months ended June 30, 2006 totaled $27.1 million, compared to $14.1 million for the same period in 2005.

General and administrative expenses were $5.9 million in the second quarter of 2006 compared to $5.6 million in the same period last year. General and administrative expenses for the six months ended June 30, 2006 were $11.2 million, compared to $10.2 million for the same period in 2005.

Conference Call and Webcast Information

Frank Litvack, M.D., Chairman and Chief Executive Officer, Michael Boennighausen, Chief Financial Officer, and members of the Conor Medsystems executive management team will host a conference call at 4:30 p.m. Eastern Time today to discuss Conor’s operating and financial results and provide updates on the company’s commercialization efforts, clinical trials, product development activities, litigation and other business matters.

To access the live audio broadcast or the subsequent archived recording, visit the webcast section of the company’s website located at www.conormed.com. Please log on to Conor’s website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary. A replay of the web cast will remain at this location until such time as the company reports its financial results for the third quarter of 2006.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com. The dial-in number for the conference call is 866-362-4820 in the U.S., 617-597-5345 outside the U.S., and the participant passcode is 26610866.

About Conor Medsystems

Conor Medsystems, Inc. develops innovative controlled vascular drug delivery technologies and has initially focused on the development of drug-eluting stents to treat coronary artery disease. For further information about Conor and controlled vascular delivery, visit www.conormed.com.

CoStar® is not available for sale in the U.S. CoStar is an investigational device limited by federal law to investigational use.

Corio and SymBio are not available for sale in any market. Both products are investigational devices. The clinical investigations are being conducted in Europe and South America.

Forward-looking Statements

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to commercialization of the company’s CoStar stent and product pipeline development. All forward-looking statements and other information included in this press release are based on information available to Conor Medsystems as of the date hereof, and the company assumes no obligation to update any such forward-looking statements or information. The company’s actual results could differ materially from those described in the company’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under “Item 1A. Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 10, 2006, including (i) risks related to the commercialization of company’s CoStar stent, including, among other things (a) the risk that the company’s CoStar stent may never achieve market acceptance or obtain marketing approval in the United States from the FDA, (b) the risk that the company’s manufacturing facilities may be unable to provide an adequate supply of its CoStar stent, (c) the risk that the loss of the company’s single source suppliers could interrupt or delay the company’s commercialization efforts, (d) the risk that the company may fail to comply with ongoing regulatory requirements, or that the company may experience unanticipated problems with its CoStar stent, (e) the risk that the company may not obtain adequate levels of reimbursement for its CoStar stent by third-party payors, and (f) the risk that the company’s competitors may develop and market products that are safer and more effective than the CoStar stent; (ii) risks related to the uncertain, lengthy and expensive clinical development process, including, among other things, (a) the risk that the company may not be successful in its efforts to expand its portfolio of products including Corio and SymBio and develop additional drug delivery technologies, (b) the risk that a clinical trial, including the company’s COSTAR II, GENESIS and RAPID trials, may not be completed on schedule, or at all, including as a result of patients experiencing adverse side effects or events related to the company’s stents, (c) the risk that issues in the company’s manufacturing processes could delay or impede the company’s clinical development plans, and (d) the risk that the third parties on whom the company relies to conduct its clinical trials may not perform as contractually required or expected; and (iii) risks related to patent infringement, including, among other things, (a) the risk that if any patent infringement claims or other intellectual property claims against the company are successful, the company may, among other things (1) be enjoined from, or required to cease, the development, manufacture, use and sale of products that infringe the patent rights of others, including the company’s CoStar stent, (2) be required to expend significant resources to redesign its technology so that it does not infringe others’ patent rights, which may not be possible, and/or (3) be required to obtain licenses to the infringed intellectual property, which may not be available to the company on acceptable terms, or at all, and (b) the risk that intellectual property litigation against the company could significantly disrupt the company’s development and commercialization efforts, divert management’s attention and quickly consume the company’s financial resources. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the company’s periodic reports filed with the SEC, including the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

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Conor Medsystems, Inc.

Consolidated Statement of Operations Data

(In thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Product sales	$11,332	$288	$15,719	$324
Cost of sales (1)	5,029	603	8,868	841

Gross margin	6,303	(315)	6,851	(517)

Operating expenses:
Research and development (1)	12,981	6,453	27,141	14,106
General and administrative (1)	5,871	5,564	11,231	10,169

Total operating expenses	18,852	12,017	38,372	24,275

Loss from operations	(12,549)	(12,332)	(31,521)	(24,792)
Interest income	609	788	1,311	1,468
Other income (expense), net	375	(280)	497	(248)

Net loss	(11,565)	(11,824)	(29,713)	(23,572)

Basic and diluted net loss per share	$(0.34)	$(0.36)	$(0.89)	$(0.72)

Shares used to compute basic and diluted net loss per share	33,657	32,954	33,555	32,767

__________ (1) Includes non-cash stock-based compensation expense as follows:

Cost of sales	$161	$—	$348	$—
Research and development	2,395	1,037	4,677	2,284
General and administration	1,697	1,717	3,521	3,561

Total	$4,253	$2,754	$8,546	$5,845

Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	June 30, 2006	December 31, 2005
Cash and cash equivalents	$52,439	$78,470
Working capital	49,161	69,326
Total assets	73,552	92,070

Long-term liabilities	85	147
Accumulated deficit	(132,850)	(103,137)
Total stockholders’ equity	58,876	78,723